DATED 1 JANUARY 2022

(1) ACCUSTEM SCIENCES, INC.

(2) GABRIELE CERRONE

CONSULTANCY AGREEMENT

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TABLE OF CONTENTS

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CONSULTANCY AGREEMENT

DATED 1 January 2022

PARTIES

(1) **ACCUSTEM SCIENCES, INC.** of whose principal office is at 5 Penn Plaza, 19th Floor, #1954 New York, New York, USA (the "**Company**")

(2) **GABRIELE CERRONE** of Villa Celeste, 21 avenue de l'Annonciade, 98000 Monaco (the "**Consultant**")

BACKGROUND

(A) The Company's predecessor entity, Accustem Sciences Limited, agreed to engage the Consultant as executive chairman of the Company, the terms of such engagement as to compensation to become effective on 1 January 2022.

(B) The Company and the Consultant are entering into this agreement following the acquisition of Accustem Sciences Limited by the Company and in accordance with certain other agreements to which the Consultant, Tiziana Life Sciences Limited (the entity from which Accustem Sciences Limited was originally spun out) and the Company are party, inter alia providing for the Company to assume all of the obligations of Accustem Sciences Limited.

OPERATIVE PROVISIONS

1. THE SERVICES

The Consultant has agreed with the Company on the terms set out below that they will provide to the Company in relation to its business the Services more precisely described in Schedule 1 to this agreement (the "**Services**").

2. DURATION OF AGREEMENT

2.1 This agreement is deemed to have commenced on 1 January 2022 and will continue, subject to clause 12, until terminated by either party giving not less than twelve months' prior written notice to the other. Any termination shall be without prejudice to the provisions of clause 14.

2.2 During any period of notice, the Company may require the Consultant to remain away from the premises, not to contact any of the Company's staff, suppliers or customers and to provide some only or none of the Services.

3. FEE

3.1 Effective from 1 January 2022 the Company shall pay to the Consultant a fee of US$5,500 per calendar month (the "**Fees**").

3.2 Subject to prior written approval of such expenses, the Company will pay to the Consultant the amount of any reasonable expenses wholly and necessarily incurred by them in the provision of the Services.

3.3 Where termination of this agreement at the instance of either party takes place other than at the end of a fee period, then the fee payable in respect of that period shall be reduced pro rata and will be payable conditional on the Consultant having complied with its obligations under clause 13.

3.4 The Consultant may from time to time receive at the absolute discretion of the Company a bonus payment. The payment and amount of any payment is at the Company's absolute discretion. A payment at any particular time or any particular level will not create any entitlement to or expectation of any future payment or the amount of any future payment.

4. OBLIGATIONS OF THE CONSULTANT

4.1 It being acknowledged that the method and timing of delivery of the Services is a matter for the Consultant to control, during the currency of this agreement, the Consultant shall:

(a) provide the Services to the Company to the best of their skill and ability and promptly as required by the Company and in the provision of those Services will aim always to promote and protect the interests of the Company;

(b) use his best endeavours to promote the interests of the Company and its subsidiaries and subsidiary undertakings;

(c) be available to provide the Services at times convenient to the Company but not for less than 2 days per month;

(d) attend such places of business as they are reasonably required to attend for the proper provision of the Services;

(e) comply with all of the Company's policies applicable to persons discharging managerial responsibility, including the share dealing code, disclosure policy and whistleblowing policy;

(f) notify the Company, so far as possible in advance, of any periods over which they will be unable to provide the Services due to holiday, sickness or (subject to clause 6) third party commitment;

(g) act in a civil, co-operative and non-discriminatory fashion towards the Company's employees, clients and other business contacts; and

(h) promptly return all documentation, software and other materials made available to the Consultant by the Company or a third party in connection with the Services, upon the request of the Company and shall not copy, publish or use such documentation, software and other material for any purpose other than the performance of the Services.

4.2 The Consultant may reasonably refuse to travel on the Company's business at any time during which a national or supra-national organisation recommends against national or international travel (for whatever reason) and in such circumstances the Company shall meet the reasonable costs of any hardware or software purchased by the Consultant in order to continue to efficiently provide the Services to the Company.

5. RESTRICTIONS

The Consultant shall not at any time whether during or after the currency of this agreement:

(a) accept commissions of any kind concerning the Company's business or seek profit financial or otherwise from the use of Confidential Information (as defined in clause 9) or procure or encourage any member of his family or other persons to seek profit financial or otherwise from the use of the Confidential Information, whether directly or indirectly during the period of this agreement or thereafter except where the Consultant has received the Company's prior written permission;

(b) either during the period of the agreement or within six months of its termination, without the prior written consent of the company, entice or solicit or endeavour to entice or solicit away from the Company any company staff with whom they have had material dealings.

6. NON-EXCLUSIVITY OF SERVICE

Nothing in this agreement will prevent the Consultant from supplying similar consultancy services to any third party during or after the currency of this agreement, provided in all cases that such third party supply shall not entail or be likely to lead to a breach of the confidentiality obligations to the Company of the Consultant or otherwise interfere in any way with the full and efficient performance of the Consultant's obligations in respect of the Services.

7. TAX AND RELATIONSHIP

7.1 Nothing in this agreement will create the relationship of agency or partnership or employer and employee between the Company and the Consultant and no deductions will be made by the Company from the fee payable under clause 3.1 in respect of income tax liabilities, National Insurance or similar contributions in relation to the provision of the Services by the Consultant.

7.2 At all times during or after the currency of this agreement, the Consultant shall comply properly with the requirements of all relevant legislation and agreements relating to payment of value added tax, corporation taxes, income and other taxes and statutory charges levied in respect of the Company's use of the Consultant and/or the fees payable to them under this agreement.

7.3 The Consultant agrees to indemnify the Company on an ongoing basis whether during or after the currency of this agreement against:

(a) any demands for any VAT, income tax, National Insurance or similar contribution, including any penalties or interest arising from any claim that the Consultant (or any substitute or staff used by the Consultant) is or was an employee of the Company or generally arising as a result of its use of the Consultant to provide the Services;

(b) any claim brought by the Consultant (or any substitute or staff used by the Consultant) arising out of an allegation that they were an employee of the Company including without limitation any claim for unfair dismissal, wrongful dismissal, statutory or contractual redundancy payments, statutory notice, sex, race, age or disability discrimination, equal pay, unlawful deductions from wages or breach of contract; and

(c) the Company's reasonable costs (on a full indemnity basis) of dealing with any such claim under (a) or (b) above.

8. ASSIGNMENT AND SUBSTITUTION

No rights under this agreement may be assigned by the Consultant save with the prior written consent of the Company. The Consultant may use any other person to provide the Services to the Company in his place or may do so by way of sub-contractor, provided always that it has the prior written consent of the Company to do so.

9. SECRETS AND CONFIDENTIAL INFORMATION

9.1 The Consultant shall not during the continuance of this agreement or at any time thereafter, (except with the prior written consent of the Authorised Representatives), disclose the private affairs, secrets or confidential information of the Company or any undertaking which is a parent undertaking of the Company or a subsidiary undertaking of the Company or any such parent undertaking (collectively known as a "**Group Company**") relating to the affairs of the Company or any Group Company or any customer of the Company or any Group Company which they may learn in the course of the Services or of his engagement under this agreement generally to any person unauthorised by the Company and shall not use for his own purpose any information which they may acquire in relation to the business of the Company or any Group Company except that which may be in or become part of the public domain other than through any act or default of the Consultant. The Consultant acknowledges and agrees that the following information will be regarded as confidential information for the purposes of this clause 9 and clause 10.2 ("**Confidential Information**"):

(a) the business methods, corporate plans, management systems, finances, new business opportunities or development projects of the Company or any Group Company;

(b) the marketing or sales of any past or present or future products, goods or services of the Company or any Group Company or held on behalf of any third parties by the Company or Group Company including but not limited to customer names and lists and other details of customers, sales targets, sales statistics, market share

statistics, prices, market research reports and surveys and other professional materials;

(c) future projects, business development or planning, commercial relationships and negotiations;

(d) any trade secrets or other information relating to the provision of any product or service of the Company or any Group Company;

(e) methods of manufacturing, storing, distributing and labelling any products manufactured by the Company or any Group Company; or

(f) any other information specifically identified by the Company as confidential or known to the Consultant as being held by the Company under a duty of confidentiality to a third party, in either case coming to his attention in the course of or for the purposes of providing the Services or information obtained directly or indirectly by the Consultant in an unauthorised manner.

9.2 The termination of this agreement shall not operate to terminate the provisions of this clause which, after such termination, shall remain in full force and effect and binding on the Consultant.

10. INTELLECTUAL PROPERTY

10.1 To the extent that any Intellectual Property Rights (as defined in clause 10.2) shall exist in the Materials (as defined in clause 10.3) ("**Intellectual Property**"), for good and valuable consideration the Consultant hereby absolutely and with full title guarantee assigns and grants to the Company all present and future rights, title and interest in and to the Intellectual Property for the full term of such rights and all renewals and extensions, together with all accrued causes of action (whether occurring before, on, or after the date of this agreement), including the right to bring, make, oppose, defend, and appeal proceedings, claims or actions, and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action arising from ownership, of any of the Intellectual Property, whether occurring before, on, or after the date of this agreement.

10.2 For the purpose of this agreement, the term "**Intellectual Property Rights**" means all intellectual and industrial property rights in any part of the world but not limited to rights to patents, trade marks, service marks, rights in get up and service dress, goodwill and the right to sue for passing off or unfair competition, registered designs, utility models, design right, rights in or to databases, rights in relation to domain names, copyright (including copyright in computer software), semi-conductor topography rights, inventions, trade secrets and other Confidential Information, know-how, business or trade names and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the World, whether registered or not or capable of registration or not and including all applications for, and such rights to apply for and be granted, renewals and extensions of any of the foregoing rights and the right to sue for past infringements of any of the foregoing rights.

10.3 For the purposes of this agreement "**Materials**" means any and all works of authorship, products, materials, designs, graphical works, images, photographs, drawings, discoveries, inventions, logos, research, processes, systems, programs (including software programs), formulae, component lists, operating and training manuals in relation to software, source code to software, databases, instructions, brochures, catalogues, process descriptions, know-how, data, diagrams, charts, results, reports, information, methodologies, ideas, concepts, models, prototypes, plans, specifications and studies created or developed by the Consultant in the course of providing the Services to the Company or for the benefit of the Company, whether before or after the date of this agreement.

10.4 The Consultant will disclose and deliver to the Company for the use and benefit of the Company the Materials and will give all information and data in the Consultant's possession as to the mode of working, producing and using the same and will also give all such explanations, instructions and documents to the Company as the Company may deem reasonably appropriate to enable the full and effectual working, production or use of the Materials and Intellectual Property.

10.5 The Consultant hereby irrevocably waives the Consultant's moral rights in any Materials, so that the Company or any third party may use and adapt all such Materials in whatsoever way the Company or such third party determines without infringing such moral rights including (without limitation) the right to be identified, the right of integrity and the right against false attribution.

10.6 The Consultant shall promptly do all such further acts and things and execute all such further documents and instruments as may from time to time be reasonably required by the Company, that are necessary or desirable to vest absolute legal and beneficial ownership of the Intellectual Property in the Company or its successors in title as the case may be and to perfect the Company's title or successors' title thereto anywhere in the world.

11. FURTHER ASSURANCE

11.1 The Consultant hereby covenants with the Company that the Consultant shall at the request and expense of the Company do all such further things and execute all such further instruments as the Company may from time to time reasonably require for the purposes of further securing to the Company or confirming or protecting the Company's or any Group Company's title to the said Intellectual Property Rights in any part of the World and the Consultant grants to the Company a power of attorney (which is given to secure the proprietary interest of the Company and any Group Company and is therefore irrevocable in accordance with section 4 of the Powers of Attorney Act 1971) for the purpose of doing any such things and/or executing any such further instruments on the Consultant's behalf in the event that the Consultant fails to do so within a period of 14 days after receipt of a relevant request from the Company.

11.2 The Consultant shall perform all such acts and take all such proceedings and execute all such deeds and other documents as may be necessary to renew any and all rights of copyright (as such term is defined in the Copyright Designs and Patents Act 1988 as may

be amended from time to time) now or hereafter secured upon the products of the Services or any part thereof and after such renewal or any extension of such rights of copyright will license or cause to be licensed to the Company without any further payment the same rights as are hereby granted for the full period for which such renewal and extension is effected.

12. SUMMARY TERMINATION

The Company shall have the right to terminate this agreement immediately without payment to the Consultant (other than all fees and expenses accrued due up to the date of that termination and without prejudice to any payment required pursuant to clause 14 (which shall survive termination)) if the Consultant:

(a) commits a material and substantial breach of any of his obligations hereunder and/or (if that breach is capable of remedy) fails to remedy it within 14 days of receiving notice in writing provided to them by the Company. It is acknowledged by the parties that the following breaches (without limitation) are not capable of remedy: a criminal act committed by the Consultant in the course of providing the Services; a breach of clause 4.1(g), 5 or 9.1; or a persistent inability on the part of the Consultant to provide the Services to the standard reasonably required by the Company;

(b) dies, becomes bankrupt, has a receiver appointed over all or any of his assets or is convicted of an indictable offence carrying a custodial sentence of more than 12 months;

(c) is removed as a director of the Company by Shareholders or in accordance with the provisions of the Company's articles of association;

(d) is, the reasonable opinion of the Company, grossly negligent or manifestly incompetent in the performance of the Services; or

(e) commits any act of fraud or dishonesty, or has conducted himself in any manner which, in the opinion of the Company, has brought the Consultant or the Company into serious disrepute or has substantially impaired the Consultant's ability to provide any of the Services to the Company.

13. PROVISIONS ON TERMINATION GENERALLY

On the termination of this agreement for whatever reason the Consultant shall:

(a) deliver to the Company forthwith all property of its or any of its clients which may then be in his possession, including without limitation any records, plans, programmes, designs, specifications, samples, software, documentation and materials in any form and shall, in the case of any data held on his own computer, erase all such data, code and programs;

(b) cease to hold themselves out as in any way connected with the Company; and

(c) thereafter observe the duty of confidentiality as set out in clause 9 of this agreement notwithstanding its termination.

14. BONUS

14.1 In addition to payment of the Fees, the Consultant shall be eligible for an annual discretionary bonus, at the discretion of the Remuneration Committee of the Board of Directors of the Company.

14.2 The Company acknowledges that pursuant to the terms of the agreements between the Company, Tiziana Life Sciences Limited and Accustem Sciences Limited, the Consultant shall be entitled to realisation bonus (the "**Realisation Bonus**") as follows:

(a) in the event that, during the term of this Agreement (including any contractual notice period, whether waived by the Consultant or not) and during the period of 4 years following termination, either: (i) there is a sale, in one or a series of transactions, of all or substantially all of the assets (calculated on the basis of book values) of the Group Companies (or a licence of the same on an exclusive or non-exclusive basis), where the Enterprise Value equals or exceeds US$50,000,000; or (ii) there is either a change of control where the Enterprise Value equals or exceeds US$50,000,000, the Consultant will be entitled to receive an additional Realisation Bonus in the amount equal to the Enterprise Value multiplied by three and a half (3.5) per cent;

(b) for these purposes, "**Enterprise Value**" means: (i) in the case of a change of control resulting in consideration payable to the Company (for example, on a sale of its assets or licensing transaction), the total cash and non-cash consideration received by the Company; or (ii) in the case of a change of control resulting in consideration payable to the shareholders of the ordinary shares in the issued share capital of the Company from time to time (the "**Shareholders**"), the total cash and non-cash consideration payable to the Shareholders.

(c) for these purposes, "**Change of Control**" shall be deemed to have occurred if: (i) there shall be consummated with a third party (i.e., any party not owned or controlled or under the influence of the Group Companies): (a) any transaction pursuant to which the Company's ordinary share capital would be converted into or sold in consideration for cash, securities or other property, other than a transaction in which the Shareholders immediately prior to the merger have substantially the same proportionate ownership of the ordinary share capital of the surviving company after the merger; or (b) any sale, lease, licence, exchange or other transfer (in one transaction or a series of transactions) of all or a material part of the assets of the Group Companies taken as a whole; or (ii) the Shareholders shall approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any person other than the Consultant (or any party which is owned or controlled or under the influence of the Consultant) becomes the beneficial owner of securities representing fifty (50) per cent or more of the combined voting rights of the Company's ordinary share capital.

14.3 The Realisation Bonus shall by payable to the Consultant in the same form as the consideration received by the shareholders, in full contemporaneously at the completion of any of the events described under (i)-(iii) in clause 4.2 above. In the event of such an event involving a sale of assets or licence of rights owned by the Group Companies where either: (a) the Company does not receive an immediate cash sum to enable it to pay the Realisation Bonuses; or (b) the shareholders do not receive an immediate entitlement to case, the Company may settle the Realisation Bonus in ordinary shares at the prevailing market price (such ordinary shares to carry full rights of entitlement to any dividend, bonus or other benefit declared or accruing in connection with the event).

14.4 In the event that the Company disposes of any part of its business or assets in circumstances where the shareholders of the Company retain a controlling interest in the business or assets disposed of (by way of demerger, in specie distribution, sale or otherwise) the remuneration committee shall take such steps as are necessary to ensure that either:

(a) the targets for the Realisation.Bonus are revised to reflect the disposal; or

(b) ensure that the economic effect and benefit of the Realisation Bonus is mirrored in the entity acquiring the business or asset with full legal effect.

15. NOTICES

15.1 All notices which are required to be given under this agreement shall be in writing and shall be sent to the address of the recipient set out on the front page of this agreement or such other address as the recipient may designate given in accordance with this clause. Any such notice may be delivered personally, by first class pre-paid letter or email and shall be deemed to have been received:

(a) by hand delivery - at the time of delivery;

(b) by first class post - at 10.00am on the second day (being any day other than a Saturday, Sunday or bank holiday) ("**Working Day**") after it was put into the post; or

(c) by email - at the time the email is sent provided that no error message indicating failure to deliver is received by the sender.

15.2 In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or other document was properly addressed and posted as a pre-paid first class letter or that the email was properly addressed and sent as the case may be.

15.3 A notice or document shall be deemed to have been served from the sooner of its actual or deemed receipt by the addressee.

16. SEVERABILITY

If any part of this agreement is found by a court of competent jurisdiction or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

17. DATA PROTECTION

17.1 For the purposes of this agreement; "**Data Protection Laws**" means the General Data Protection Regulation ((EU) 2016/679) ("**GDPR**") and any national implementing laws, regulations and secondary legislation implementing or supplementing the GDPR (including, without limitation, the Data Protection Act 2018), as amended or updated from time to time, and any successor legislation, and all applicable legislation protecting the rights and freedoms of persons and their right to privacy with regards to the processing of personal data; and the terms "personal data", "sensitive personal data" and "processing" have the meaning given in the Data Protection Laws.

17.2 The Company may hold computer records and files containing personal data relating to the Consultant (including, where necessary, sensitive personal data). The Company requires such personal data for administration, accounting, taxation and management purposes and to comply with its various obligations regarding the keeping of records. The Company will process this personal data in accordance with the Company's privacy notice in place from time to time.

17.3 The Company may transfer to the Consultant (or allow the Consultant to access) certain information relating to the Company or a Group Company containing personal data (including but not limited to personal data relating to any employee, worker, customer, client, supplier, or agent of the Company or Group Company (the "**Company Personal Data**").

17.4 The Consultant shall process Company Personal Data only as required to deliver the Services, or as required by applicable law.

17.5 Unless required by applicable law, the Consultant shall not retain or process Company Personal Data for longer than is necessary to deliver the Services, and following termination of this agreement, or at any time on request from the Company, the Consultant shall promptly delete or destroy all Company Personal Data and certify in writing to the Company that it has done so.

17.6 If the Consultant becomes aware of a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Company Personal Data (a "**Security Incident**"), the Consultant shall promptly notify the Company and cooperate with the Company's investigation of the Security Incident. At all times, the Consultant shall have in place and maintain appropriate security measures to protect the Company Personal Data against Security Incidents.

18. WAIVER

No waiver of any breach of this agreement shall constitute a waiver of any other breach of the same or other provisions of this agreement and no waiver shall be effective unless made in writing.

19. ENTIRE AGREEMENT

19.1 This agreement is the complete and exclusive statement of the agreement between the parties relating to the subject matter of this agreement and supersedes all previous communications, representations and arrangements, written or oral. No other terms and conditions or other prior or subsequent communications issued by the Consultant will apply unless expressly accepted in writing by an Authorised Representative of the Company.

19.2 Except as otherwise permitted by this agreement, no change to its terms shall be effective unless it is in writing and signed by authorised representatives on behalf of the parties.

20. GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the England and Wales and the parties submit to the exclusive jurisdiction of the English and Welsh Courts.

IN WITNESS of which this document has been executed and delivered as a deed on the date first mentioned above.

EXECUTED AS A DEED by)
ACCUSTEM SCIENCES, INC acting by)
Willy Simon, a director)
in the presence of:)

Witness signature:

Name (print): EDWARD WILKINS

Address: 107 Cheapside, London EC2V 6DN

Occupation: Solicitor

SIGNED AND DELIVERED by the said)
GABRIELE CERRONE AS HIS DEED)
in the presence of:)

Witness signature:

Name (print): EDWARD WILKINS

Address: 107 Cheapside, London EC2V 6DN

Occupation: Solicitor.

SCHEDULE 1

1. The Services to be provided by the Consultant under this agreement are business development advice, strategic planning advice, capital markets and corporate finance consulting advice to the Group Companies.

2. The Consultant shall fulfil the role of Executive Chairman and shall make himself available to chair board meetings of the Company and shareholder meetings and shall act as chairman of the nomination committee of the board.

3. The Consultant shall also make himself available to act as a director of any other Group Company.